EXHIBIT 10.1

Herbst Gaming Amended and Restated Lock-Up Agreement

As of June 29, 2009

To the Consenting Lenders Identified
on the Signature Pages Hereof:

This letter agreement (this “Agreement”) restates and amends the terms and provisions of a letter agreement dated as of March 9, 2009 (as amended, supplemented or otherwise modified and in effect as of the date hereof, the “Original Lock-Up Agreement”).  This Agreement sets forth the terms on which Consenting Lenders (as defined below) agree, among other things, to support a restructuring (the “Restructuring”) by Herbst Gaming, Inc. (the “Company”) and the Guarantor Debtors (as defined below) and by which the Company and Guarantor Debtors reaffirm their obligations under the Original Lock-Up Agreement as amended and modified herein.  Capitalized terms used herein without definition shall have the meanings ascribed to such terms in the Debtors’ Joint Plan of Reorganization (the “Plan”) to be filed by the Company with the United States Bankruptcy Court for the District of Nevada (the “Bankruptcy Court”) in the pending chapter 11 cases (the “Bankruptcy Cases”) for the Company and the Guarantor Debtors (collectively, the “Debtors”) which Bankruptcy Cases were commenced voluntarily on March 22, 2009 (the “Petition Date”) in the form attached hereto as Exhibit A.

For purposes of this Agreement, (a) “Consenting Lenders” means each of the lenders under the Company’s Second Amended and Restated Credit Agreement, dated as of January 3, 2007 (as amended, supplemented or otherwise modified and in effect as of the date hereof, the “Senior Credit Facility”) that executed the Original Lock-Up Agreement, as listed on Schedule 1 hereto (other than the Opt-out Consenting Lenders), plus any Opt-in Consenting Lenders; (b) “Guarantor Debtors” means each of the Company’s subsidiaries that are guarantors of the Company’s obligations under the Senior Credit Facility and/or the Senior Subordinated Notes; (c) “Opt-out Consenting Lenders” means those Consenting Lenders that notify the Administrative Agent’s counsel as provided in Section 4 on or before July 7, 2009 that they no longer agree to be a Consenting Lender and therefore are no longer bound by the Original Lock-Up Agreement or this Agreement; (d) “Opt-in Consenting Lenders” means each of the undersigned lenders that execute this Agreement at any time; and (e) “Effective Date” means June 29, 2009.

In exchange for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Debtors and each Consenting Lender intending to be legally bound, hereby agree that this Agreement shall restate and amend the Original Lock-Up Agreement in its entirety  as follows:

1.             The Bankruptcy Case.

(a)           The Debtors, the Consenting Lenders and the THI Parties (as defined therein) were previously party to the Original Lock-Up Agreement.  A termination event thereunder was waived on March 20, 2009; such Original Lock-Up Agreement was terminated with respect to the THI Parties and amended and waived with respect to the remaining parties on May 28, 2009.  Each of the parties hereto hereby acknowledges and agrees that as of the date hereof, the Original Lock-Up Agreement is valid, binding and effective from and following the date thereof, and that from and following the date hereof, the Original Lock-Up Agreement shall be amended and restated in its entirety as provided for herein.

(b)           The Debtors intend to file the Plan, which is in form and substance reasonably satisfactory to the Consenting Lenders, prior to the hearing on the Disclosure Statement, subject to (i) further immaterial or ministerial revisions, and (ii) further material revisions acceptable to Required Consenting Lenders.

(c)           This Agreement is not and shall not be deemed to be a solicitation for consents to the Plan.  The solicitation shall not occur until the Bankruptcy Court has approved a disclosure statement for the Plan and shall occur in accordance with such solicitation procedures as may be approved or established by the Bankruptcy Court.

2.             The Restructuring; Conversion of Senior Credit Facility Obligations; Corporate Governance.

(a)           As more fully set forth in the Plan the Restructuring will principally consist of (a) conversion of all outstanding obligations under the Senior Credit Facility into debt and equity of the Reorganized Debtors and a newly formed holding company, Reorganized Herbst Gaming, LLC, (b) termination of all outstanding obligations under the indentures (the “Indentures”) governing the Company’s (i) 8 1/8% Senior Subordinated Notes due 2012 and/or (ii) 7% Senior Subordinated Notes due 2014 (together, the “Senior Subordinated Notes”), (c) cancellation of 100% of the existing equity in the Company and (d) negotiated amendments or modifications to, assumptions and assignments of, or rejections of the Debtors’ executory contracts and unexpired leases, and (e) certain other matters as set forth in the Plan.

(b)           The outstanding principal balance under the Senior Credit Facility as of the Petition Date  was $847.96 million.  Pursuant to the Restructuring and as provided for in the Plan, $350 million of these obligations will be allocated to Reorganized Herbst Gaming pursuant to a new first priority senior secured bank loan (the “Reorganized Herbst Gaming Senior Loan”) having the terms set forth in Exhibit B attached hereto; and (ii) the remaining balance of these obligations will be exchanged for 100% of the new common equity of Reorganized Herbst Gaming (the “Reorganized Herbst Gaming New Common Equity”).  The parties shall cooperate to structure the Reorganized Herbst Gaming Senior Loan and Reorganized Herbst Gaming New Common Equity to be issued under the Plan in a manner that facilitates and satisfies applicable regulatory requirements.

(c)           During the Bankruptcy Case, there was created the position of COO/Gaming.  The COO/Gaming is  David D. Ross or, if a replacement is needed, such replacement shall (i) be reasonable acceptable to Required Consenting Lenders; (ii) satisfy all applicable requirements under applicable gaming laws and regulations and, in conjunction with the Company and with the Company’s full cooperation, file any required applications in connection therewith; (iii) be reasonably acceptable to the Company’s board of directors; (iv) be employed by the Company (as a member of the Company’s Office of the CEO and reporting to the Company’s board of directors) until the Substantial Consummation Date; (v) not be removed other than for cause and, if removed for cause, promptly be replaced by an individual reasonably acceptable to Required Consenting Lenders and the Company’s board of directors; and (vi) be made available to the Consenting Lenders upon reasonable notice to provide status reports on operations.

(d)           The initial board of directors of Reorganized Herbst Gaming shall be comprised of directors selected by the Lenders.  Each director shall satisfy all applicable requirements under applicable gaming laws and regulations.  Reorganized Herbst Gaming will adopt a certificate of organization, an LLC agreement or other governance documents consistent with applicable securities, bankruptcy and/or state laws.  Appropriate corporate governance documents shall be set forth in the definitive documentation.

3.             Consultation and Cooperation.

(a)           The Debtors and the Consenting Lenders agree to consult and cooperate with each other in connection with any analyses, appearances, presentations, briefs, filings, arguments or proposals made or submitted by any such party to the Bankruptcy Court, other creditor constituents or other parties with an interest in the Restructuring.

(b)           From the Effective Date until all gaming licenses and approvals are obtained as required to effectuate the Plan and the Plan is substantially consummated (the “Substantial Consummation Date”), the Debtors and the Consenting Lenders will (i) work together in good faith to determine the optimal management of operations, maintenance of working capital and utilization of excess cash flow of Reorganized Herbst Gaming and (ii) reasonably cooperate with each other in connection with the management and operations of Reorganized Herbst Gaming, all in accordance with applicable gaming laws and regulations.

4.             Opt-Out Right of Lenders. Each Consenting Lender under the Original Lock-Up Agreement shall have the right to no longer be bound by the Original Lock-Up Agreement and to not enter into this Agreement by notifying the Administrative Agent’s counsel in writing via facsimile at 212-822-5231 or electronic mail at achen@milbank.com on or before July 7, 2009 that it no longer agrees to be a Consenting Lender and therefore is no longer bound by the Original Lock-Up Agreement or this Agreement (“Opt-out Right”).

5.             Effectiveness.  This Agreement shall become effective as of the Effective Date provided   Consenting Lenders holding in the aggregate at least a majority in amount of all outstanding Claims under the Senior Credit Facility remain after the exercise of Opt-out Right by any Opt-out Consenting Lenders.

6.             Pursuit/Support of the Restructuring.

(a)           Each of the Debtors agrees and covenants that it shall (i) use commercially reasonable efforts to successfully consummate the Restructuring in the manner and in accordance with the timeline contemplated by this Agreement, (ii) use commercially reasonable efforts to avoid the occurrence of any of the Agreement Termination Events set forth in Section 13, (iii) take all commercially reasonably necessary actions to achieve the expeditious confirmation and consummation of the Plan, and (iv) use commercially reasonable efforts to maintain the Final Order Approving Amended and Restated Stipulation Authorizing Use of Cash Collateral By Debtors, and Granting Adequate Protection (the “Cash Collateral Order”), dated May 21, 2009, from the Bankruptcy Court granting adequate protection to the holders of Claims arising under the Senior Credit Facility.

(b)           Each Consenting Lender (i) agrees to take, or cause to be taken, all actions reasonably necessary to facilitate, encourage or otherwise support the Restructuring and (ii) agrees not to take, or cause to be taken, directly or indirectly, any action inconsistent with the consummation of or opposing the Restructuring.  Without limiting the generality of the foregoing and subject to the terms and conditions of this Agreement, each Consenting Lender agrees to neither take or direct any other person to take any action to accelerate any obligation of any Debtor owing to such Consenting Lender that is or may become due nor initiate or pursue, or have initiated or pursued on its behalf, any litigation or proceeding, or any other rights or remedies of any kind, with respect to any Claim such Consenting Lender may now or hereafter have against any Debtor or any Debtor’s subsidiaries, affiliates, directors, officers, and/or employees other than to enforce this Agreement.

7.             Support of the Plan and Disclosure Statement.  Each Consenting Lender agrees that it will take or refrain from taking, as applicable, the following actions in connection with the Bankruptcy Case:

(a)           provided that such Consenting Lender has been properly solicited pursuant to Bankruptcy Code sections 1125 and 1126, (i) to vote in favor of the Plan in accordance with the voting procedures established in the Solicitation Materials and (ii) to the extent such election is available, not to elect on its ballot to preserve any Claims such Consenting Lender may own that may be affected by any releases provided for under the Plan;

(b)           not object to the Plan, or take any actions inconsistent with, or that would delay approval or confirmation of, the Plan, except to the extent that such Plan is amended or modified in a manner either (i) materially inconsistent with the Plan attached hereto, or (ii) not reasonably satisfactory to Consenting Lenders holding at least two-thirds in amount of the total Claims held by all Consenting Lenders arising under the Senior Credit Facility (“Required Consenting Lenders”);

(c)           not object to any Plan Document, or take any actions inconsistent with, or that would delay approval of, any Plan Document, except to the extent that such Plan Document is either (i) materially inconsistent with this Agreement, or (ii) not reasonably satisfactory to Required Consenting Lenders;

(d)           take all reasonable actions necessary or reasonably requested by the Company to support the Plan and the transactions contemplated thereby, except to the extent that such Plan or such transactions are either (i) materially inconsistent with the Plan attached hereto, or (ii) not reasonably satisfactory to Required Consenting Lenders;

(e)           support and effectuate the release provisions contained in the Plan;

(f)            not to directly or indirectly seek, solicit, encourage or, subject to any applicable fiduciary duties, participate in any negotiations regarding any other plan, sale, proposal or offer of dissolution, winding up, liquidation, reorganization, merger or restructuring of the Company or any Guarantor Debtor (other than with respect to potential sales of some or all of the casino and slot assets);

(g)           promptly notify the other Consenting Lenders upon the receipt of any written solicitation or proposal relating to any other plan, sale, proposal or offer of dissolution, winding up, liquidation, reorganization, merger or restructuring of the  Debtors, including potential sales of some or all of the casino and slot assets; and

(h)           not to withdraw or revoke any properly solicited vote to accept the Plan unless (x) the Plan or any Plan Document is modified in any respect in a manner materially inconsistent with the Plan attached hereto, or that has not been approved by Required Consenting Lenders, or (y) this Agreement is terminated in accordance with its terms.

8.             Modification of Plan Documents.

(a)           The Restructuring and the Plan Documents may from time to time be amended or modified by the Debtors to modify the treatment of certain constituents junior to the Consenting Lenders under the Plan (each, a “Permitted Plan Amendment”), if such amendment or modification either (i) does not negatively impact the Consenting Lenders or (ii) is in writing and consented to by Consenting Lenders holding at least two-thirds in amount of the total Claims held by all Consenting Lenders arising under the Senior Credit Facility (the “Required Consenting Lenders”).

(b)           The making of any Permitted Plan Amendment shall not release any Consenting Lender from its obligations under this Agreement.

9.             Cooperation During the Bankruptcy Case and In Implementation of Plan.  Each of the Debtors agrees and covenants that it shall:

(a)           during the Bankruptcy Case, cooperate and consult with the Consenting Lenders and any consultants or advisors engaged by the Consenting Lenders regarding the Debtors’ ongoing operations, including without limitation supplementing the Debtors’ management team and/or exploring potential sales or other restructuring transactions with respect to some or all of the Debtors’ assets; and

(b)           in connection with the implementation of the Plan, (i) cooperate with any consultants or advisors engaged by the Consenting Lenders and (ii) continue to deliver any diligence information reasonably requested by the Consenting Lenders or their respective consultants or advisors.

10.           Representations and Warranties.

(a)           Each Consenting Lender represents and warrants, severally and not jointly, that, as of the date hereof, such Consenting Lender is the legal owner, beneficial owner and/or holder of investment and voting authority over, the aggregate amount of obligations outstanding under the Senior Credit Facility as set forth in the records maintained by the Senior Credit Facility Agent, and legally or beneficially owns, or has investment and voting authority over, no other obligations outstanding under the Senior Credit Facility.

(b)           Each Consenting Lender represents and warrants, severally and not jointly, that such Consenting Lender (i) is a sophisticated investor with respect to the transactions described in this Agreement with sufficient knowledge and experience in financial and business matters and is capable of evaluating the merits and risks of owning and investing in securities (including any securities that may be issued in connection with the transactions contemplated by this Agreement), is making an informed decision with respect thereto and has made its own analysis and decision to enter this Agreement and (ii) is an “accredited investor” within the meaning of Rule 501 of the Securities Act of 1933, as amended.

(c)           Each Consenting Lender represents and warrants, severally and not jointly, that such Consenting Lender has not been offered, nor shall such Consenting Lender accept, any treatment or compensation or the right to participate in any transactions with any of the Debtors relating to the Plan or the Debtors’ operations that is different than such treatment, compensation or right offered to all lenders under the terms of this Agreement.

(d)           (x) Each of the Consenting Lenders, severally and not jointly, represents and warrants to each of the Debtors and (y) each of the Debtors represents and warrants as Debtors in the Chapter 11 Cases and subject to the provisions of the Bankruptcy Code, only as to itself and not as to each other, to each Consenting Lender, that the following statements, as applicable, are true, correct and complete as of the date hereof:

(i)            Power and Authority.  It has all requisite corporate, partnership or limited liability company power and authority to abide by  this Agreement being an amendment to and restatement of the Original Lock-Up Agreement and to carry out the transactions contemplated hereby, and to perform its obligations hereunder.

(ii)           Due Organization.  It is duly organized, validly existing and in good standing under the laws of its state of organization and it has the requisite power and authority to perform its obligations hereunder.

(iii)          Authorization.  The  performance of its obligations hereunder have been duly authorized by all necessary corporate, partnership or limited liability company action on its part.

(iv)          No Conflicts.  The performance of this Agreement does not and shall not (i) violate any provision of law, rule or regulation applicable to it, except to the extent the failure to comply therewith could not reasonably be expected to have a material adverse effect on its ability to perform its obligations hereunder; (ii) violate its articles or certificate of incorporation, bylaws or other organizational documents, except as contemplated in the Plan or this Agreement; or (iii) conflict with, result in a breach of or constitute (with due notice or lapse of time or both) a default under any material contractual obligation to which it or any of its subsidiaries is a party,.

(v)           Governmental Consents.  The performance by it of this Agreement does not and shall not require any registration or filing with, consent or approval of, or notice to, or other action to, with or by, any federal, state or other governmental authority or regulatory body, except such filings as (i) are identified in this Agreement, (ii) may be necessary and/or required under antitrust laws or the federal securities laws, (iii) may be necessary and/or required under any gaming laws or regulations of any state, or (iv) may be necessary and/or required in connection with the approval of the Disclosure Statement and the confirmation of the Plan.

(vi)          Binding Obligation.  Subject to the provision of sections 1125 and 1126 of the Bankruptcy Code, this Agreement is a legally valid and binding obligation of such party, enforceable against such party in accordance with its terms.

11.           Survival of Agreement.  Each of the parties acknowledges and agrees that (i) this Agreement is  in connection with the Restructuring of the Debtors and amends and restates the Original Lock-Up Agreement; and (ii) the rights granted in this Agreement are enforceable by each signatory hereto, except as specifically contemplated by this Agreement.

12.           Adequate Protection Payments.  The Plan as confirmed  shall provide  that during the period commencing on the Effective Date and running through the Substantial Consummation Date, adequate protection payments shall be made to the lenders under the Senior Credit Facility in an amount equal to the Debtors’ Cash and Cash Equivalents (as reflected on the Debtors’ balance sheet) in excess of $100 million to be measured (x) initially,  as of the last day of the third full calendar month following the month in which the Effective Date occurs and (y)  as of the last day of every third full calendar month thereafter, and to be paid in each case  on the 30th day after the date on which it is measured; provided, however, that such payments shall be reduced by any unpaid restructuring costs for services rendered by the Debtors’ professionals, that have accrued or otherwise have been recorded on the Debtors’ balance sheet as of the last day of any fiscal quarter and are reasonably anticipated to be paid within 45 days thereafter.

13.           Termination.

(a)           This Agreement shall automatically terminate upon the occurrence of any of the following events (the “Agreement Termination Events”), unless such automatic termination is waived in writing by Required Consenting Lenders and/or the Debtors, as applicable, within 7 Business Days of the occurrence of such event; provided, however, that the waiver of the Debtors, but not the Required Consenting Lenders, shall be required with respect to any automatic termination to the extent that such automatic termination occurs pursuant to any of paragraphs (xiii) (resulting from an announcement by a Consenting Lender) or (xv) below; provided, further, that the waiver of Required Consenting Lenders, but not the Debtors, shall be required with respect to any automatic termination to the extent that such automatic termination occurs pursuant to any of paragraphs (i), (iv), (vi), (x), (xii) or (xiv) below.

(i)            In the event the Debtors decide to seek DIP financing, the Debtors file a motion seeking approval of DIP financing with anyone other than some or all of the lenders under the Senior Credit Facility, unless some or all of the lenders under the Senior Credit Facility have not agreed to provide DIP financing on commercially reasonable terms;

(ii)           The Disclosure Statement with respect to the Plan shall not have been approved by the entry of an order of the  Bankruptcy Court by August 14, 2009;

(iii)          The Plan shall not have been confirmed by the entry of an order by Bankruptcy Court by October 15, 2009;

(iv)          The order confirming the Plan shall not be in form and substance reasonably satisfactory to Required Consenting Lenders;

(v)           The Plan shall not have been substantially consummated within one year of the Effective Date of the Plan;

(vi)          The Plan is modified in any manner that is not acceptable to Required Consenting Lenders or any other Plan Document is not in form and substance reasonably satisfactory to Required Consenting Lenders;

(vii)         The Bankruptcy Case with respect to any Debtor is dismissed or is converted to a case under chapter 7 of the Bankruptcy Code;

(viii)        The Bankruptcy Court shall enter an order appointing (i) a trustee under chapter 7 or chapter 11 of the Bankruptcy Code, (ii) a responsible officer or (iii) an examiner, in each case with enlarged powers relating to the operation of the business (powers beyond those set forth in subclauses (3) and (4) of Section 1106(a)) under Section 1106(b) of the Bankruptcy Code;

(ix)           The orders of the Bankruptcy Court approving the Disclosure Statement or confirming the Plan or any interim or final order granting adequate protection to the lenders under the Senior Credit Facility shall have been stayed, reversed, vacated or otherwise modified, other than merely ministerial modifications (e.g., with  respect to names, addresses and similar modifications);

(x)            Any of the Debtors shall file a motion or the Bankruptcy Court shall enter an order approving a payment to any other party (whether in cash or other property or whether as adequate protection, settlement of a dispute, or otherwise) that would be materially inconsistent with the treatment of such party under the Plan attached hereto;

(xi)           Any court shall enter a final, non-appealable judgment or order declaring this Agreement or any material portion hereof to be unenforceable;

(xii)          The Debtors shall withdraw the Plan or publicly announce their intention not to support the Plan;

(xiii)         Any Consenting Lenders holding sufficient Claims under the Senior Credit Facility to result in all other Consenting Lenders holding less than a majority in dollar amount of all outstanding Claims under the Senior Credit Facility shall publicly announce their intention not to support the Plan;

(xiv)        Any material breach of this Agreement by any Debtor; or

(xv)         Any material breach of this Agreement by Consenting Lenders holding sufficient Claims under the Senior Credit Facility to result in all other Consenting Lenders holding less than a majority in dollar amount of all outstanding Claims under the Senior Credit Facility.

(b)           Upon a termination of this Agreement in accordance with this Section 13, no party hereto shall have any continuing liability or obligation to any other party hereunder and the provisions of this Agreement shall have no further force or effect, except for the provisions in Sections 14 and 17-24, each of which shall survive termination of this Agreement; provided that no such termination shall relieve any party from liability for its breach or non-performance of its obligations hereunder prior to the date of such termination.

14.           No Third-Party Beneficiaries.  This Agreement shall be solely for the benefit of the parties hereto and no other person or entity shall be a third-party beneficiary hereof.

15.           Additional Claims and Interests Subject.  Nothing in this Agreement shall be deemed to limit or restrict the ability or right of a Consenting Lender to purchase or take assignment of any additional Claims (“Additional Claims”) against or interests in any Debtor or any affiliate of any Debtor; provided, however, that in the event a Consenting Lender purchases or takes assignment of any such Additional Claims or other interests after the date hereof, such Additional Claims or other interests shall immediately upon such acquisition become subject to the terms of this Agreement.

16.           Restrictions on Transfer.

(a)           Except as set forth in Section 16(b), each Consenting Lender hereby agrees that, for so long as this Agreement shall remain in effect, it shall not sell, transfer or assign all or any of its Claims, as the case may be, or any option thereon or any right or interest (voting, participation or otherwise) therein (each, a “Transfer”) without the prior written consent of the Company.

(b)           Notwithstanding the foregoing, any Consenting Lender may Transfer any or all of its respective Claims, provided that, as a condition precedent, the transferee thereof agrees in writing to be bound by the terms of this Agreement.

(c)           Any Transfer of any Claim that does not comply with the foregoing shall be deemed void ab initio.

17.           Entire Agreement.  As of the date this Agreement becomes effective, this Agreement, including the attachments hereto, constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties with respect to the subject matter hereof, including without limitation the Original Lock-Up Agreement.

18.           Amendment or Waiver.

(a)           Except as provided in Section 8 hereof, this Agreement, including the attachments hereto, may not be modified, altered, amended, waived or supplemented except by an agreement in writing by each of the Debtors and Required Consenting Lenders.

(b)           Each of the parties hereto agrees to negotiate in good faith all amendments and modifications to this Agreement, including the attachments hereto, as reasonably necessary and appropriate to consummate the Restructuring.

(c)           No waiver of any of the provisions of this Agreement shall be deemed or constitute a waiver of any other provision of this Agreement, whether or not similar, nor shall any waiver be deemed a continuing waiver.

19.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York.  Each party agrees that the Bankruptcy Court shall have exclusive jurisdiction of all matters arising out of or in connection with this Agreement.

20.           Counterparts.  This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts and by facsimile, with the same effect as if all parties had signed the same document.  All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

21.           Severability.  Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only as broad as is enforceable.

22.           Headings.  The headings of the paragraphs of this Agreement are inserted for convenience only and shall not affect the interpretation hereof.

23.           Prior Negotiations.  This Agreement supersedes all prior negotiations with respect to the subject matter hereof but shall not supersede the Definitive Documentation.

24.           Notice.  Any notices or other communications required or permitted under, or otherwise in connection with, this Agreement shall be in writing and shall be deemed to have been duly given when delivered in person or upon confirmation of receipt when transmitted by facsimile transmission or on receipt after dispatch by registered or certified mail, postage prepaid, or on the next Business Day if transmitted by national overnight courier, addressed in each case as follows:

(a)           If to the Company, at:

Herbst Gaming, Inc.
3440 West Russell Road
Las Vegas, Nevada 89118
Attn: Office of the CEO
Telephone: (702) 798-6400
Facsimile: (702) 798-8079

with a copy to:

Herbst Gaming, Inc.
3440 West Russell Road
Las Vegas, Nevada 89118
Attn: Sean Higgins, General Counsel
Telephone: (702) 798-6400
Facsimile: (702) 798-8079

and:

Gordon Silver Ltd.
3960 Howard Hughes Parkway, Suite 900
Las Vegas, Nv. 89169
Attn: Gerald Gordon, Esq.
Telephone: (702) 796-5555
Facsimile: (702) 369-2666

(b)           If to a Consenting Lender, to the address for such Consenting Lender provided on the signature pages hereof.

Very truly yours,

HERBST GAMING, INC.

By:	/s/ Troy Herbst
Name: Troy Herbst
Title: CEO

GUARANTOR DEBTORS:

FLAMINGO PARADISE GAMING, LLC

By:	/s/ Troy Herbst
Name: Troy Herbst
Title: Managing Member

MARKET GAMING, INC.

By:	/s/ Troy Herbst
Name: Troy Herbst
Title: Secretary/Treasurer

CARDIVAN COMPANY

By:	/s/ Troy Herbst
Name: Troy Herbst
Title: Secretary/Treasurer

CORRAL COIN, INC.

By:	/s/ Troy Herbst
Name: Troy Herbst
Title: Secretary/Treasurer

CORRAL COUNTRY COIN, INC.

By:	/s/ Troy Herbst
Name: Troy Herbst
Title: Secretary/Treasurer

E-T-T ENTERPRISES, L.L.C.

By:	/s/ Troy Herbst
Name: Troy Herbst
Title: Secretary/Treasurer

E-T-T, INC.

By:	/s/ Troy Herbst
Name: Troy Herbst
Title: Secretary/Treasurer

HGI – ST. JO, INC.

By:	/s/ Troy Herbst
Name: Troy Herbst
Title: Secretary/Treasurer

HGI – LAKESIDE, INC.

By:	/s/ Troy Herbst
Name: Troy Herbst
Title: Secretary/Treasurer

HGI – MARK TWAIN, INC.

By:	/s/ Troy Herbst
Name: Troy Herbst
Title: Secretary/Treasurer

THE SANDS REGENT

By:	/s/ Troy Herbst
Name: Troy Herbst
Title: Secretary/Treasurer

ZANTE INC.

By:	/s/ Troy Herbst
Name: Troy Herbst
Title: Secretary/Treasurer

LAST CHANCE, INC.

By:	/s/ Troy Herbst
Name: Troy Herbst
Title: Secretary/Treasurer

CALIFORNIA PROSPECTORS, LTD.

By:	/s/ Troy Herbst
Name: Troy Herbst
Title: Secretary/Treasurer

PLANTATION INVESTMENTS, INC.

By:	/s/ Troy Herbst
Name: Troy Herbst
Title: Secretary/Treasurer

DAYTON GAMING, INC.

By:	/s/ Troy Herbst
Name: Troy Herbst
Title: Secretary/Treasurer

THE PRIMADONNA COMPANY, LLC

By:	/s/ Troy Herbst
Name: Troy Herbst
Title: Secretary/Treasurer

Accepted and agreed to by the

Consenting Lenders named below:

[NAME OF OPT-IN CONSENTING LENDER]

By:
Name:
Title:

Address:

Telephone:

Facsimile:

The Consenting Lenders named below is exercising its Opt-out Right:

[NAME OF OPT-OUT CONSENTING LENDER]

By:
Name:
Title:

Address:

Telephone:

Facsimile:

SCHEDULE 1

Consenting Lenders under the Original Lock-Up Agreement

1.	AIG Annuity Insurance Company
2.	American General Life Insurance Company
3.	American General Life and Accident Insurance Company
4.	Ameriprise Certificate Company
5.	AMMC CLO VI, Limited
6.	AMMC VII, Limited
7.	AMMC VIII, Limited
8.	Atlas Loan Funding (CENT I) LLC
9.	Avery Point CLO, Ltd.
10.	Baltic Funding LLC
11.	Bank of Scotland PLC
12.	Battery Park High Yield Long Short Fund, Ltd.
13.	Battery Park High Yield Opportunity Fund, Ltd.
14.	Battery Park High Yield Opportunity Strategic Fund, Ltd.
15.	Big Sky III Senior Loan Trust
16.	Canaras Summit CLO Ltd.
17.	Castle Hill I – INGOTS, Ltd.
18.	Castle Hill II – INGOTS, Ltd.
19.	Centurion CDO VI, Ltd.
20.	Centurion CDO VII, Limited
21.	Centurion CDO 8, Limited
22.	Centurion CDO 9, Ltd.
23.	Cent CDO 10, Ltd.
24.	Cent CDO XI, Limited
25.	Cent CDO 12 Limited
26.	Cent CDO 14 Limited
27.	Cent CDO 15 Limited
28.	CIT Lending Services Corporation
29.	Citigroup Financial Products Inc.
30.	Clydesdale CLO 2003 Ltd.
31.	Clydesdale CLO 2004, Ltd.
32.	Clydesdale CLO 2005, Ltd.
33.	Clydesdale CLO 2006, Ltd.
34.	Clydesdale CLO 2007, Ltd.
35.	Clydesdale Strategic CLO I, Ltd.
36.	Comerica Bank
37.	Eaton Vance CDO VII PLC
38.	Eaton Vance CDO VIII, Ltd.
39.	Eaton Vance CDO X PLC
40.	Eaton Vance Credit Opportunities Fund
41.	Eaton Vance Institutional Senior Loan Fund
42.	Eaton Vance Limited Duration Income Fund
43.	Eaton Vance Loan Opportunities Fund, LTD.
44.	Eaton Vance Medallion Floating-Rate Income Portfolio
45.	Eaton Vance Senior Income Trust
46.	Eaton Vance Short Duration Diversified Income Fund
47.	Eaton Vance VT Floating-Rate Income Fund
48.	Gannett Peak CLO I, Ltd.
49.	General Electric Capital Corporation
50.	Genesis CLO 2007-1 Ltd.
51.	Global Leveraged Capital Credit Opportunity Fund I
52.	Grand Central Asset Trust, PFV Series
53.	Grand Central Asset Trust, SIL Series

54.	Granite Ventures IV Ltd.
55.	Grayson & Co
56.	Green Island CBNA Loan Funding LLC
57.	Hamilton Floating Rate Fund LLC
58.	J.P. Morgan Core Plus Bond Fund
59.	J.P. Morgan Distressed Debt Master Fund, Ltd.
60.	Katonah III, Ltd.
61.	Loan Funding XI LLC
62.	Malibu CBNA Loan Funding LLC
63.	Nash Point II CLO
64.	Nash Point III CLO
65.	Nationwide Life Insurance Company
66.	Nationwide Mutual Insurance Company
67.	Natixis
68.	Nautique Funding II Ltd.
69.	NCRAM Senior Loan Trust 2005
70.	Newcastle CDO X, Limited
71.	Nob Hill CLO, Limited
72.	Nob Hill CLO II, Limited
73.	PPM Monarch Bay Funding LLC
74.	PPM Shadow Creek Funding LLC
75.	Race Point IV CLO, Ltd
76.	Rampart 2007-2 CLO
77.	RiverSource Bond Series, Inc. – RiverSource Floating Rate Fund
78.	San Gabriel CLO Ltd
79.	Sankaty Credit Opportunities III, L.P.
80.	Sankaty Credit Opportunities IV, L.P.
81.	Sankaty Credit Opportunities (Offshore Master) IV, L.P.
82.	Senior Debt Portfolio
83.	Sequils-Centurion V, Ltd.
84.	SERVES 2006-1, Ltd.
85.	Shasta CLO Ltd
86.	Sierra II CLO Ltd
87.	Sky CBNA Loan Funding LLC
88.	SPCP Group, LLC
89.	SSSI CBNA Loan Funding LLC
90.	SunAmerica Life Insurance Company
91.	The Variable Annuity Life Insurance Company
92.	Tralee CDO I Ltd.
93.	U.S. Bank National Association
94.	Western Asset F/R High Income Fund LLC
95.	Whitney CLO I Ltd

EXHIBIT A

Plan

[attached]

EXHIBIT B

[REORGANIZED HERBST LLC]
SENIOR SECURED CREDIT FACILITY

Summary of Terms and Conditions

I.                                         PARTIES

Borrower:                                                                                          [Reorganized Herbst LLC], a [Nevada] limited liability company (the “Borrower”).

Guarantors:                                                                                Each of the Borrower’s existing, and after acquired or created, direct and indirect subsidiaries (the “Guarantors”; the Borrower and the Guarantors, collectively, the “Obligors”).

Administrative Agent:                       Wilmington Trust Company (“WTC”) (in such capacity, the “Administrative Agent”).

Lenders:                                                                                                A syndicate of banks, financial institutions and other entities (collectively, the “Lenders”).

II.                                     TYPE AND AMOUNT OF THE FACILITY

Type and Amount:                                         5-year senior secured term loan facility (the “Facility”) in an aggregate principal amount equal to $350,000,000 (the loans thereunder, the “Loans”).

Effective Date:                                                                The date of the satisfaction of the conditions precedent referred to below under “Initial Conditions”.

Availability:                                                                          The Loans shall be deemed made on the Effective Date.

Amortization:                                                                   None.

Purpose:                                                                                               The Loans shall be in partial satisfaction of the obligations owing by the Obligors to holders of the Second Amended and Restated Credit Agreement, dated as of January 3, 2007, between Herbst Gaming, Inc., the lenders party thereto (the “Prepetition Lenders”), WTC, as administrative agent, and certain other parties (the “Prepetition Credit Agreement”).

III.                                 CERTAIN PAYMENT PROVISIONS

Fees and Interest Rates:              As set forth on Annex I.

Optional Prepayments:                     Loans may be prepaid in minimum amounts to be agreed upon.  Optional prepayments shall be applied ratably to the Loans in the prepaid borrowing and may not be reborrowed.

Mandatory Prepayments:       The following amounts shall be applied to prepay the Loans:

(a)                                  100% of the net proceeds of any sale or issuance of equity or incurrence of certain indebtedness by the Borrower or any of its subsidiaries (subject to customary exceptions to be agreed);

(b)                                 100% of the net proceeds of any sale or other disposition (including as a result of casualty or condemnation) by the Borrower or any of its subsidiaries of any assets exceeding an aggregate amount to be agreed (except for the sale of inventory in the ordinary course of business and certain other dispositions to be agreed on and subject to reinvestment provisions to be agreed);

(c)                                  75% of excess cash flow (to be defined in a mutually satisfactory manner) for each fiscal year of the Borrower; and

(d)                                 100% of the net proceeds of any extraordinary receipts (to be defined in a mutually satisfactory manner).

All such amounts shall be applied to the Loans on a pro rata basis and may not be reborrowed.

Prepayment Fee:                                                    All optional prepayments of principal and mandatory prepayments of principal of the type described in clauses (a) and (b) above (excluding as a result of casualty or condemnation) shall be accompanied by a prepayment fee equal to (a) if such prepayment is made on or prior to the first anniversary of the Effective Date, 3.00% of the principal prepaid, (b) if such prepayment is made after the first anniversary of the Effective Date and on or prior to the second anniversary of the Effective Date, 2.00% of the principal prepaid and (c) if such prepayment is made after the second anniversary of the Effective Date and on or prior to the third anniversary of the Effective Date, 1.00% of the principal prepaid.

IV.                                 COLLATERAL

The Facility and any swap agreement and any cash management arrangements provided by any Lender (or any affiliate of a Lender) shall be secured by a perfected first priority security interest in all of the present and future tangible and intangible assets of the Obligors (including, without limitation, accounts receivable, inventory, intellectual property, real property (whether owned or leased) and all of the capital stock of the Guarantors), except for those assets as to which the Lenders shall determine in their sole discretion that the costs of obtaining such a security interest are excessive in relation to the value of the security to be afforded thereby.  The creation and perfection of any security interest shall be subject to applicable local gaming laws and regulations.

V.                                     CERTAIN CONDITIONS

Initial Conditions:                                               The availability of the Facility shall be conditioned upon the satisfaction of, among other things, the following conditions:

A.                                   Executed Documentation.  Each Obligor shall have executed and delivered reasonably satisfactory definitive financing documentation with respect to the Facility (the “Credit Documentation”, and each document, a “Credit Document”).

B.                                     Confirmation of Plan of Reorganization.  The Lenders shall have received a certified copy of a satisfactory final order (the “Confirmation Order”), entered by the United States Bankruptcy Court for the District of Nevada confirming the plan of reorganization under

Chapter 11 of the Bankruptcy Code (the “Plan of Reorganization”) of Herbst Gaming, Inc. and its subsidiaries, and authorizing the Obligors to enter into the Credit Documentation.  The Confirmation Order shall be in full force and effect and final, and shall not have been modified or reversed.  All conditions precedent to the effectiveness of the Plan of Reorganization shall have been (or are simultaneously being) fulfilled (or waived in accordance with the terms of the Plan of Reorganization).  The Lenders shall have received satisfactory evidence that all consents, approvals or withholding of objections appropriate or necessary to consummate the Plan of Reorganization and the Credit Documentation have been obtained.

C.                                     Legal Opinions.  The Lenders shall have received such legal opinions (including, without limitation, opinions from local gaming counsel) as are customary for transactions of this type.

D.                                    Corporate Documents; Officer’s Certificates.  The Lenders shall have received satisfactory secretary’s and officer’s certificates and other customary corporate documentation with respect to the Obligors as the Lenders shall reasonably request.

E.                                      Security Agreement and Related Documents. All documents and instruments required to perfect the Lenders’ first priority security interest in the collateral shall have been executed and be in proper form for filing, including, without limitation, security agreements, mortgages, ship mortgages, trademark security agreements, Uniform Commercial Code financing statements (including, without limitation, financing statements necessary to release security interests of any person other than the Lenders) and account control agreements, and, in connection with any real estate collateral, the Lenders shall have received reasonably satisfactory title insurance policies, surveys and other customary documentation.

F.                                      Governmental Authorizations, Consents and Approvals.  All governmental and third party approvals necessary in connection with the Plan of Reorganization, the Credit Documentation and the financing contemplated hereby (including, without limitation, any approvals needed in connection with local gaming laws or regulations) shall have been obtained on satisfactory terms and shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority that would restrain, prevent or otherwise impose adverse conditions on the transactions or the financing thereof.

G.                                     Insurance.  The Lenders shall have received certificates of insurance (1) evidencing the existence of all insurance contemplated by the Credit Documentation (including, without limitation, flood insurance) and (2) designating the Administrative Agent as loss payee or additional named insured.

H.                                    Satisfaction of Prepetition Credit Agreement.  The Prepetition Credit Agreement shall have been satisfied in the manner contemplated by the Plan of Reorganization, and the Lenders shall have received satisfactory termination and release agreements with respect to the Prepetition Credit Agreement and all related documents.

I.                                         Lien Searches.  The Lenders shall have received the results of recent lien searches in each relevant jurisdiction with respect to each Obligor, and such searches revealed no liens on any of the assets of any Obligor except for liens permitted by the Credit Documentation.

J.                                        Material Agreements.  The Lenders shall be satisfied with all material agreements of the Obligors.

K.                                    Adequate Protection Payments.  The Lenders shall have received satisfactory evidence that all accrued and unpaid adequate protection payments payable to the Prepetition Lenders under the Plan of Organization shall have been paid in full.

L.                                      Representations and Warranties; No Default.  The representations and warranties in the Credit Documentation shall be true and correct on and as of the Effective Date and no default or event of default shall be in existence at the time of and immediately after giving effect to the deemed making of the Loans.

M.                                 Fees.  The Lenders and the Administrative Agent shall have received all fees and expenses required to be paid.

N.                                    Ratings Condition.  The Facility shall have been rated by each of S&P and Moody’s.

O.                                    Other Conditions.  Other conditions to be reasonably requested by the Administrative Agent or any Lender.

VI.                                 CERTAIN DOCUMENTATION MATTERS

The Credit Documentation shall contain representations,  warranties, covenants and events of default customary for financings of this type and other terms deemed appropriate by the Lenders, including, without limitation:

Representations and

Warranties:                                                                                Organization; powers; authorization; enforceability; governmental approvals; no conflicts; financial condition; no material adverse change; property generally; intellectual property; actions, suits and proceedings; environmental matters; change in disclosed matters; compliance with laws and agreements; investment company status; taxes; ERISA; disclosure; use of credit; subsidiaries; restrictions on subsidiaries; real property; casino leases; and material agreements.

Affirmative Covenants:                  Financial statements and other information; notices of material events; existence; conduct of business; payment of obligations; maintenance of properties; insurance (including, without limitation, flood insurance); books and records; inspection rights; compliance with laws; use of proceeds; subsidiary guarantors; ownership of subsidiaries; and further assurances.

Financial Covenants:                              Minimum interest coverage ratio; maximum total leverage ratio; and maximum annual capital expenditures.

Negative Covenants:                              Limitations on: indebtedness; liens; fundamental changes; lines of business; investments; restricted payments; transactions with affiliates; restrictive agreements; and optional prepayment and modifications of certain documents.

Events of Default:                                              (i)                                     Nonpayment of principal when due.

(ii)                                  Nonpayment of interest, fees or other amounts after a grace period to be agreed upon.

(iii)                               Material inaccuracy of representations and warranties.

(iv)                              Violation of covenants (subject, in the case of certain covenants, to a grace period to be agreed upon).

(v)                                 Cross-default to material indebtedness to be agreed.

(vi)                              Bankruptcy events.

(vii)                           Material judgments.

(viii)                        ERISA events.

(ix)                                Environmental matters.

(x)                                   A change in control (the definition of which is to be agreed).

(xi)                                Actual or asserted invalidity of any security document or security interest.

(xii)                             Revocation of casino or gaming licenses with respect to locations accounting for, in the aggregate, a specified amount of revenue, subject to a grace period to be agreed upon.

(xiii)                          Termination of any material agreement or material casino lease.

Voting:                                                                                                       Amendments and waivers with respect to the Credit Documentation shall require the approval of Lenders holding not less than a majority of the aggregate amount of the Loans, except that (a) the consent of each Lender affected thereby shall be required with respect to (i) reductions in the amount or extensions of the scheduled date of maturity of any loan, (ii) reductions in the rate of interest or any fee or extensions of any due date thereof, and (iii) modifications to the pro rata provisions of the Credit Documentation and (b) the consent of 100% of the Lenders shall be required with respect to (i) modifications to any of the voting percentages, (ii) assignments or transfers by any Obligor of its rights and obligations under any Credit Document, (iii) modifications to  provisions relating to assignments to the Obligors and their affiliates, (iv) releases of all or substantially all of the collateral or liens created by the Credit Documentation (other than in connection with permitted dispositions), (v) additional obligations being secured by all or substantially all of the collateral (exceptions to be agreed upon), (vi) altering the priorities of the obligations entitled to the benefit of the liens created by the Credit Documentation with respect to all or substantially all of the collateral, and (vii) releases of all or substantially all of the Guarantors.

Assignments and

Participations:                                                                    The Lenders shall be permitted to assign all or a portion of their loans with the consent (not to be unreasonably withheld or delayed) of the Administrative Agent, unless the assignment is to a Lender, an affiliate thereof or an approved fund.  In the case of partial assignments (other than to another Lender, an affiliate of a Lender or an approved fund), the minimum assignment amount shall be $1,000,000, unless otherwise agreed by the Borrower and the Administrative Agent (consent not to be unreasonably withheld or delayed).  No assignment shall be permitted to any Obligor, any affiliate of the Borrower (other than any Lender or any affiliate thereof), or a natural person without the consent of each Lender.

The Lenders shall also be permitted to sell participations in their loans (other than to a natural person or to the Borrower or any of the Borrower’s affiliates or subsidiaries).  Participants shall have the same (but no greater) benefits as the Lenders with respect to yield protection and increased cost provisions.  Voting rights of participants shall be limited to those matters with respect to which the affirmative vote of the specific Lender from which it purchased its participation would be required as described under “Voting” above.

Pledges of loans in accordance with applicable law shall be permitted without restriction.  Promissory notes shall be issued under the Credit Facilities only upon request. The Administrative Agent shall be entitled to a processing fee of $3,500 from the assignor and/or the assignee in connection with each assignment (provided that only one such fee shall be payable in the case of multiple contemporaneous assignments to or by related approved funds).

Any assignment or participation shall be subject to applicable local gaming laws and regulations.

Yield Protection:                                                   The Credit Documentation shall contain customary provisions (a) protecting the Lenders against increased costs or loss of yield resulting from changes in reserve, tax, capital adequacy and other requirements of law and from the imposition of or changes in withholding or other taxes and (b) indemnifying the Lenders for “breakage costs” incurred in connection with, among other things, any prepayment of a Eurodollar Loan (as defined in Annex I) on a day other than the last day of an interest period with respect thereto.

Expenses and

Indemnification:                                                     The Borrower shall pay (a) all reasonable out-of-pocket expenses of the Administrative Agent and its affiliates associated with the preparation, execution, delivery and administration of the Credit Documentation and any amendment or waiver with respect thereto (including, without limitation, the reasonable fees, disbursements and other charges of counsel) and (b) all out-of-pocket expenses of the Administrative Agent and the Lenders (including, without limitation, the fees, disbursements and other charges of counsel or advisors) in connection with the enforcement of the Credit Documentation

The Administrative Agent and the Lenders (and their affiliates and their respective officers, directors, employees, advisors and agents) will have no liability for, and will be indemnified and held harmless against, any loss, liability, cost or expense incurred in respect of the financing contemplated hereby, the use or the proposed use of proceeds thereof, any environmental liability, or any actual or prospective claim related to the foregoing.

Governing Law and Forum:                                              State of New York.

Counsel to WTC:                                              Milbank, Tweed, Hadley & McCloy LLP.

Annex I

Interest and Certain Fees

Interest Rate Options:                         The Borrower may elect that the loans comprising each borrowing bear interest at a rate per annum equal to:

the ABR plus the Applicable Margin; or

the Adjusted LIBO Rate plus the Applicable Margin.

As used herein:

“ABR” means the higher of (i) the rate of interest publicly announced by Bank of America, N.A. as its prime rate (the “Prime Rate”), (ii) the federal funds effective rate from time to time plus 0.50%, (iii) 4.00%, and (iv) the Adjusted LIBO Rate for a one month interest period plus 1.00%.

“Adjusted LIBO Rate” means the LIBO Rate, as adjusted for statutory reserve requirements for eurocurrency liabilities (if any).

“Applicable Margin” means (a) 6.50%, in the case of ABR Loans (as defined below), and (b) 7.00%, in the case of Eurodollar Loans (as defined below).

“LIBO Rate” means the higher of (i) the rate for eurodollar deposits in the London interbank market for a period of one, two, three or six months (or, if agreed to by each Lender, nine or twelve months), in each case as selected by the Borrower, appearing on the relevant Reuters screen page and (ii) 3.00%.

Interest Payment Dates:                                                               In the case of loans bearing interest based upon the ABR (“ABR Loans”), the last business day of each calendar month.

In the case of loans bearing interest based upon the Adjusted LIBO Rate (“Eurodollar Loans”), on the last day of each relevant interest period and, in the case of any interest period longer than three months, on each successive date three months after the first day of such interest period.

Default Rate:                                                                                                                         At any time upon the occurrence and during the continuation of any event of default, all outstanding loans shall bear interest at 2.00% above the rate otherwise applicable thereto.  Overdue interest, fees and other amounts shall bear interest at 2.00% above the rate applicable to ABR Loans.

Rate and Fee Basis:                                                                                      All per annum rates shall be calculated on the basis of a year of 360 days (or 365/366 days, in the case of ABR Loans the interest rate payable on which is then based on the Prime Rate) for actual days elapsed.